Exhibit 5.1
October 12, 2007
ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024

Re:	ARRIS Group, Inc. Registration Statement on Form S-4 30,535,998 Shares of Common Stock
Ladies and Gentlemen:
     We have served as counsel to ARRIS Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the above-described Registration Statement (the “Registration Statement”) with respect to the issuance by the Company of up to 30,535,998 shares of common stock, par value $.01 per share, of the Company (the “Shares”) pursuant to the terms of that certain Agreement and Plan of Merger, dated September 23, 2007, by and among the Company, C-COR Incorporated and Air Merger Subsidiary, Inc. (the “Merger Agreement”).
     In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware; (iv) the By-laws of the Company, certified as complete and correct by the Secretary of the Company; (v) the form of the common stock certificate of the Company; and (vi) such corporate documents and records of the Company, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.
     Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, when certificates evidencing the Shares have been duly executed, countersigned,
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registered, issued and delivered by the Company in accordance with the terms of the Registration Statement and the Merger Agreement, the Shares will be duly and validly issued, fully paid, and non-assessable.
     The opinion set forth herein is limited to the Delaware General Corporation Law. We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Troutman Sanders LLP